Exhibit 10.18

INVESTMENT ADVISORY SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is executed as of                and made effective as of the 1st day of January, 2002, by and between ACE Guaranty Re Inc., a Maryland insurance company (the “Client”), and ACE Asset Management Inc., a Delaware company (“ServiceCo”).

W I T N E S S E T H

WHEREAS, the Client and ServiceCo (together, the “Parties” and each a “Party”) are affiliated corporations wholly-owned indirectly by ACE Limited, a Cayman Islands limited liability company; and

WHEREAS, the Client wishes to receive and ServiceCo wishes to provide certain investment advisory services to the Client, and

WHEREAS, the Client wishes to provide fair consideration for the services rendered to it by ServiceCo;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

ARTICLE I
SCOPE OF SERVICES

1.1                                 (i) The Parties hereby agree that ServiceCo shall assist with the evaluation and selection of Client’s investment advisors and monitor the performance, compliance and risk profile of the Client’s investment portfolio.

(ii) At any time and from time to time, the Client may request from ServiceCo, and ServiceCo may elect to provide to the Client, certain additional investment advisory services, on a consulting and/or administrative support basis.

All services set forth above (the “Services”) and provided hereunder shall be governed by and subject to such guidelines, procedures, objectives and limitations as may be established and approved from time to time by the Board of Directors (the “Board”) of the Client (the “Guidelines”), a copy of which Guidelines, effective as of February 17, 2000, as may be amended from time to time, is attached as Exhibit A hereto.

1.2                                 The Services may be changed from time to time by an amendment that has been approved, in writing, by the parties to this Agreement, provided such amendment is in accordance with the Guidelines.

1.3                                 The Client and ServiceCo hereby acknowledge that all employees rendering Services to the Client pursuant to this Agreement (each an “Employee”) shall remain at all times an employee of ServiceCo.  In the performance of Services, the Employee shall report to and be under the sole control of ServiceCo, which shall have full authority to direct his or her activities in the performance of the Services provided hereunder. Client shall exercise no control over the Employee in the performance of his or her activities or of the Services. Subject to the Guidelines and the ultimate authority of the Board, ServiceCo will retain final decision-making authority in all matters in respect of which ServiceCo provides Services under this Agreement.

1.4                                 ServiceCo shall perform the Services as an independent contractor.  Nothing contained herein shall be construed to create the relation of partner, employer or employee or of principal and agent between the Client and ServiceCo. ServiceCo shall have no authority to negotiate or transact business on behalf of Client without the express written consent of Client.

1.5                                 ServiceCo represents that it possesses and will maintain the appropriate licenses and authority to perform any Services required and requested hereunder.  ServiceCo shall discharge its duties hereunder at all times in good faith and with that degree of prudence, diligence, care and skill which a prudent person rendering services as an institutional investment adviser would exercise under similar circumstances.

ARTICLE II
COMPENSATION FOR SERVICES

2.1                                 For the services rendered by ServiceCo to Client pursuant to Section 1.1(i) of this Agreement, Client shall pay to ServiceCo a management fee of 1.5bps (0.015%) based on the average of the market value of the assets under advisement as reported in the quarterly report to the Investment Committee of the Client. For the services rendered by ServiceCo to Client pursuant to Section 1.1(ii) of this Agreement, the parties shall agree upon a service fee prior to the provision of such services, which fee shall be subject to the prior approval or non-disapproval of the Maryland Insurance Commissioner (“Commissioner”).  ServiceCo will provide client with a bill for services within thirty (30) days after the end of each three-month period.  Client will pay ServiceCo within fifteen (15) days of receipt of the bill.

2.2                                 ServiceCo and Client acknowledge and agree that Client shall have the right to offset any amounts due and owing to ServiceCo from Client under this Agreement against other amounts due and owing by Client to ServiceCo.

ARTICLE III
BOOKS AND RECORDS

3.1                                 The ownership of all books, supplies, records or other materials (collectively, the “Records”) furnished by or on behalf of the Client relating to any of the services provided to the Client shall be vested in, and remain the property of the Client, and all shall be delivered to the Client immediately upon the termination or cancellation of this Agreement or at any time upon the request of the Client. All of the Records shall be kept in accordance with applicable laws and regulations.

3.2                                 The Client shall have the right, from time to time, to conduct reviews, inspections and/or audits of any or all of the Records and documents related to its business under this Agreement, during ordinary business hours upon reasonable notice, and ServiceCo shall cooperate and cause its employees, agents or advisors to cooperate with the Client conducting such reviews, inspections and audits. In addition, ServiceCo will provide any materials, reasonably related to the investment advisory services provided hereunder, as may be reasonably requested in writing by the directors or officers of the Client or as may be required by any governmental agency with jurisdiction thereunder.

ARTICLE IV
TERM AND TERMINATION

4.1                                 This Agreement is effective as of the date first set forth above, and shall remain in effect up to and including December 31, 2002 (the “Initial Term”), unless earlier terminated pursuant to Clauses 4.2 and 4.3.  At the end of the Initial Term, or any subsequent term thereof, this Agreement shall automatically be renewed each year for a period of one year.

4.2                                 Either party may elect to terminate this Agreement at any time and for any reason on sixty (60) days’ prior written notice to the other Party.

4.3                                 Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement immediately upon written notice to the other Party in the event that the other Party (i) becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for the major part of its property, (ii) becomes the subject of bankruptcy, reorganization, rearrangement, insolvency or liquidation proceedings, or other proceedings for relief of creditors and such proceedings are not stayed or discharged within ninety (90) days after being commenced; (iii) is acquired by another entity, unless such acquiring entity is wholly owned, directly or indirectly, by ACE Limited; (iv) fails to obtain or maintain any licenses, permits or other qualifications that are required by law to fulfill its obligations under this Agreement and such failure remains uncured after fifteen (15) days, or (v) commits abandonment, fraud or willful misconduct with the provision of services under this Agreement.

4.4                                 Termination of this Agreement shall not relieve either Party of its obligations under this Agreement up to the effective date of termination. Following any termination, the Parties will cooperate with each other to provide a smooth transition of services and to satisfy reasonable requests for information concerning actions taken during the term.

ARTICLE V
INDEMNIFICATION

5.1                                 Client agrees to hold harmless and indemnify ServiceCo and each of its officers, directors, employees, shareholders, independent contractors and agents (collectively the “ServiceCo Indemnitees”) from and against any and all claims, suits, causes of action, demands, losses, damages, fines, penalties, punitive damages, costs or expenses, including attorneys’ fees, or other liabilities of any nature (“Damages”) based on, related to or in connection with (i) any action taken or omitted by any of the ServiceCo Indemnitees solely at the direction of Client; (ii) Damages incurred by the ServiceCo Indemnitees as a result solely of any negligent, willful or intentional acts, errors or omissions of Client or its officers, directors, employees or agents in the performance or breach of this Agreement, and/or (iii) any litigation, arbitration or other proceeding related to this Agreement and involving any of the ServiceCo Indemnities in which the plaintiff, petitioner or other claimant does not allege any fault or wrongdoing on the part of the ServiceCo Indemnities or any of them.

5.2                                 ServiceCo agrees to hold harmless and indemnify Client and Client’s officers, directors, employees, shareholders, independent contractors and agents (collectively the “Client Indemnitees”) from and against any and all Damages based on, related to or in connection with (i) any action taken or omitted by any of the Client Indemnitees solely at the direction of ServiceCo, (ii) damages incurred by the Client Indemnities as a result solely of any negligent, willful or intentional acts, errors or omissions of ServiceCo or its directors, employees or agents in the performance or breach of this Agreement; and/or (iii) any litigation, arbitration or other proceeding relating to this Agreement and involving any of the Client Indemnitees in which the plaintiff, petitioner or other claimant does not allege any fault or wrongdoing on the part of the Client Indemnities or any of them; and/or (iv) based on or related to or in connection with any obligation to withhold and pay over any taxes based on wages, salary or other compensation of employees of ServiceCo.

5.3                                 The terms of this Article shall survive the termination of this Agreement.

ARTICLE VI
ARBITRATION

6.1                                 All disputes between the Parties relating to or in connection with this Agreement, including but not limited to its interpretation, performance or breach, shall be submitted to binding arbitration as described in this Article and shall be in accordance with the Commercial

Arbitration Rules of the American Arbitration Association and the Expedited Procedures thereof, except as expressly set forth in this Article VI.

6.2                                 The Party initiating arbitration shall provide notice of its demand for arbitration, which shall include appointment of an arbitrator.  The other Party shall have thirty (30) days from receipt of such demand for arbitration in which to appoint its arbitrator.  If the responding Party fails to appoint its arbitrator within such thirty (30) days, the initiating Party shall be entitled to choose the second arbitrator.  Together the two arbitrators shall agree upon a neutral umpire. If no such agreement is reached within thirty (30) days of the appointment of the second arbitrator, the umpire shall be chosen by drawing lots.  The arbitrators and the umpire (collectively the “Panel”) shall be active or retired insurance professionals of disinterested insurance-related companies not under the control of either Party or their respective parent companies.

6.3                                 Each Party shall submit its case to the Panel within one (1) month from the date of the appointment of the umpire, but this period of time may be extended by unanimous written consent of the Panel.

6.4                                 The Panel shall make its decision with regard to the custom and usage of the insurance business. The Panel shall be relieved of all judicial formalities and the strict rules of law.  The written decision of a majority of the Panel shall be rendered within sixty (60) days following the termination of the Panel’s hearings, unless the Parties consent to an extension. Such majority decision of the Panel shall be final and binding upon the Parties both as to law and fact, and may not be appealed to any court of any jurisdiction.  Judgment may be entered upon the final decision of the Panel in any court of proper jurisdiction.

6.5                                 Each Party shall bear the fees and expenses of the arbitrator selected by or on its behalf, and the costs of arbitration, including the fees of the umpire, shall be divided equally between the two Parties. The Panel shall have the authority to award to the prevailing Party its costs and attorneys’ fees.

6.6                                 Any arbitration proceeding shall take place in New York.

ARTICLE VII
CONFIDENTIALITY

7.1                                 ServiceCo agrees that, except with the consent of the Client, it will not disclose or use for any purpose outside the scope of this Agreement proprietary or confidential information provided to it by the Client unless and until such information (i) becomes public knowledge other than through disclosure by ServiceCo or (ii) is subpoenaed or otherwise required by an authorized governmental authority. In the event that ServiceCo, upon the advice of counsel, determines that it is required to provide any such information, it shall promptly provide notice to the Client.

7.2                                 ServiceCo’s obligations under this Article shall survive the termination of this Agreement.

ARTICLE VIII
NOTICES

8.1                                 Any notice required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (iii) five (5) business days after being posted by certified or registered mail, postage prepaid:

8.2                                 If to ServiceCo, addressed as follows:

ACE Asset Management Inc.
Attention: General Counsel
1325 Avenue of the Americas
18th Floor
New York, NY 10019
Fax: (212) 581-3268

8.3                             If to Client, addressed as follows:

ACE Guaranty Re Inc.
Attention: General Counsel
1325 Avenue of the Americas
New York, New York 10019
Fax: (212) 581-3268

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1                                 The Parties agree that this Agreement constitutes the entire understanding and agreement among them and supersedes any prior or contemporaneous written or oral agreements, undertakings, communications or representations among them concerning the subject matter of this Agreement.

9.2                                 If any separable provision hereof shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof.

9.3                                 No terms, conditions, or other provisions of this Agreement may be waived, modified, amended, or otherwise changed except in a writing signed by the Parties which expressly states that it is an amendment or waiver of terms of this Agreement. Any such writing must also specify with particularity which term or terms of this Agreement are so amended or waived. Any such writing shall not be construed as a general waiver, abandonment, modification or amendment of any terms, conditions or provisions of this Agreement, but rather strictly construed as an amendment or waiver of only those terms or conditions stated therein. Any such writing shall be subject to the prior approval or non-disapproval of the Commissioner.

9.4                                 No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

9.5                                 The rights, duties and obligations under this Agreement shall be binding upon inure to the benefit of the Parties’ respective successors and assigns.

9.6                                 This Agreement shall be governed and construed in accordance with the laws of Maryland without giving effect to the principles of conflicts of laws thereof.

9.7                                 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8                                 The headings in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to he executed and delivered as of the date first above written.

ACE GUARANTY RE INC.

By:	/s/ G A Egler
Name:	G A Egler
Title:	SVPE, Genl Counsel

ACE ASSET MANAGEMENT INC.

By:	/s/ Richard Bradley
Name:	Richard Bradley
Title:	COO

ACE GUARANTY RE INC.

Investment Guidelines

Objective:

The principal objectives in managing the investment portfolio are: a) to preserve the company’s AAA rating, b) to maximize total after tax return in a risk controlled investment approach, c) to maintain sufficient liquidity to cover unexpected stress in the insurance portfolio and d) to manage investment risk within the context of the underlying portfolio of insurance risk.

Unless otherwise stated, the percentage constraints listed below are based upon the total aggregate market value of ACE Guaranty Re Inc.’s (“ACE Guaranty”, “the Company”) consolidated investment portfolio (“Aggregate Portfolio”).  In the event that any of the constraints are violated due to market fluctuations, the Chief Financial Officer (“CFO”) will instruct the portfolio managers’ to rebalance the portfolio within a three to six month period. In addition to the guidelines below, all investments will need to comply with the investment limitations imposed on the company by all applicable law.

Target Portfolio Composition:

Cash and Short Term	3% - 15% of Aggregate Portfolio
Fixed Income Securities	85% - 97% of Aggregate Portfolio

Cash and Short Term:

Benchmark: Donahue Institutional Prime Money Market Benchmark.

Portfolio Objective: The portfolio objective is to outperform the benchmark while adhering to high fiduciary standards. Securities and funds with high liquidity qualities are to be purchased.

Overview: ACE Guaranty will determine the appropriate levels of cash and short-term investments to be maintained. The Company will maintain and manage designated short-term assets. Lazard Freres Asset Management (“Lazard”), the investment portfolio manager for ACE Guaranty, will manage the portion of the cash and short-term position of the company that arises from the net investment activity of the managed portfolio, not to be confused with the short-term portfolio managed by the Company.  Subject to portfolio and sector constraints listed below, the portfolio managers will have the discretion to deviate away from the benchmark portfolio.

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Constraints: Securities (Commercial Paper, Banker’s Acceptances and Time Deposits) must be rated at a minimum of A-1+ by Standard & Poor’s Corporation (“S&P”) or P-1 by Moody’s Investors Service (“Moody’s”) and not have a maturity greater than two years. Single issuers may not comprise more than 1% of the Aggregate Portfolio (other than direct obligations of the US Government).

Money market funds are permitted but allowable funds must seek to maintain a stable net asset value and may only purchase “First Tier” securities. First Tier securities are securities which are rated (or that have been issued by an issuer that is rated with respect to a class of short-term debt obligations, or any security within that class, comparable in priority and quality with such securities) in the highest short-term rating category by Standard & Poor’s and Moody’s, if only one has assigned a rating, by that rating agency. A single fund may not comprise more than 10% of the Aggregate Portfolio.

Repurchase agreements are allowed but must be a) marked to market daily, b) collateralized at 102% by government or agency securities, c) have a maturity of 30 days or less and d) have counterparties that must be rated A-1+ by S&P or P-l by Moody’s. Furthermore, only Primary Dealers with the Federal Reserve Bank of New York and top-tier broker-dealers will be acceptable counter-parties. In addition, counter-parties and their aggregate exposure limits must have prior approval by the CFO. The aggregate level of repurchase agreements cannot exceed 5% of the portfolio unless prior approval is established with the CFO.

Reverse repurchase agreements are allowed but can only be entered into with prior approval from the CFO. The reverse repurchase agreement must only be used to provide liquidity to the company and cannot be used to leverage the portfolio.

In order to properly hedge short-term foreign currency exposure, primarily from the credit reinsurance line, time deposits denominated in foreign currency will be permitted. The asset will be excluded from the performance measures to the extent that they do not exceed 5% of the portfolio.

Fixed Income Portfolio:

Benchmark: Lehman Municipal Insured Bond Index and Custom Taxable Index (see Appendix I)

Portfolio Objective: The portfolio managers’ objective will be to outperform the benchmark while adhering to high fiduciary standards and benchmark level risk.

Overview: The taxable and non-taxable portion of the portfolio is awarded to Lazard Freres Asset Management (LFAM). ACE Guaranty’s CFO will determine the appropriate level of taxable/tax-exempt mix for the portfolio. The portfolio managers will have the flexibility to deviate away from their benchmark portfolios subject to the portfolio and

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sector constraints listed below. The portfolio managers will have the discretion to purchase securities of any maturity as long as the overall duration of the portfolio is within the targeted range.

Aggregate Portfolio Constraints:

Duration: The duration of the portfolio should not exceed the duration of the relevant benchmark by more than one year nor lag the benchmark by more than one year.

Portfolio Credit Quality: Overall portfolio credit quality must be rated at a minimum of AA/Aa2 as measured by Standard & Poor’s and Moody’s. A minimum of 70% must be invested in securities rated at a minimum in the “AA” category by two NRSRO’s.

Security Credit Quality: Investment in securities lower than the “A” category by Standard and Poor’s and Moody’s are not permitted.  In the event of any downgrade below the “A” category, the portfolio manager must contact the CFO to discuss the course of action and may hold the position if approved by the CFO. No investment is permitted in an issuer that is rated in the “A” category that is on “Credit Watch- Negative” or “Developing” by Standard and Poor’s or Moody’s. All securities purchased must be rated by Standard and Poor’s and at least 98% of the Aggregate Portfolio must be rated by Moody’s.

Portfolio Sector Constraints: The sum of all investments in US Treasuries and Government Agency Securities, Corporate Bonds (Non Private Placement and 144As), Mortgage Backed Securities, Municipal Bonds, and Money Market Funds/Securities, must be, at a minimum, no less than 65% of the Aggregate Portfolio.

Issuer Constraints: Each manager is required to follow prudent standards of diversification, with the specific provision that no more than 2% of any class of security of any issuer may be held in a portfolio.

Individual Sector Constraints:

Notwithstanding the constraints listed below, management will be responsible that the portfolio will remain diversified among the various sectors listed below.

US Treasury and Government Agency Securities: There are no limitations on the purchase of US Treasury and Government Agency securities. However, securities classified as mortgage securities must follow the mortgage constraints listed below.

Corporate Bonds: The maximum allocation to corporate securities is 15% of the Aggregate Portfolio. Included in the corporate sector are US corporates, preferred stock (including, without limitation, trust preferred issues), Eurobonds, Yankees, US dollar denominated sovereigns, US dollar denominated supranationals, US dollar denominated securities issued by foreign entities. Exposure to any single issuer is limited to 1% of the

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Aggregate Portfolio.  On a monthly basis, Lazard will be provided the Company’s outstanding exposure under its single name credit default swap business. No investment is permitted in an issuer that the Company has greater than $20 million of exposure. Further, purchases of corporate securities in the “A” category are subject to pre-approval.

Private Placements and 144As: The maximum allocation to fixed income private placements and 144As is 2.5% of the Aggregate Portfolio.  Exposures to any single issuers cannot exceed 1% of the Aggregate Portfolio.

Asset Backed: The maximum allocation to asset backed securities is 20% of the Aggregate Portfolio with no single issuer, which is defined as a separate pool of collateral, to exceed 2.5% of the Aggregate Portfolio in the case of triple A and senior most tranches and 1% in the cash of mezzanine tranches. In addition, exposure to any single servicer of collateral is limited to 15% of the Aggregate Portfolio.  Asset backed securities must be rated by Standard and Poor’s and Moody’s. Purchases of asset backed securities in the “A” category must be pre-approved.

Mortgage Backed: The maximum allocation to mortgage securities is 30% of the Aggregate Portfolio. Subject to the aggregate mortgage constraint, non-agency securities can constitute no more than 10% of the Aggregate Portfolio.  Any non-agency single issuer, which is defined as a separate pool of collateral, may not exceed 2.5% of the Aggregate Portfolio.  In addition exposure to any non-agency single servicer of collateral is limited to 5% of the Aggregate Portfolio. A minimum rating in the “AA” category by Standard and Poor’s and Moody’s is required for mortgage securities. More volatile types of CMO’s (IO’s, PO’s, Inverse floaters, accrual (Z) tranches, strips, etc.) are not permitted. With regard to commercial mortgage backed securities, investments in single property CMBS are not permitted. Also, pre-approval is required for the purchase of CMBS securities.

Municipals: The maximum allocation to municipal bonds is 80% of the Aggregate Portfolio with no single issuer to exceed 2% of the Aggregate Portfolio. In addition, single risk concentration to any credit enhancement provider is limited to 30% of the Aggregate Portfolio.  Pre-approval is required for insured municipal securities. Pre-approval is not required for uninsured high quality issues, that is, issues rated in the “AA” or “AAA” category without the benefit of insurance. Investments in investor owned utilities and healthcare issues are not permitted unless rated Aaa or AAA.

Money Market Securities/Funds: Securities (Commercial Paper, Banker’s Acceptances and Time Deposits) must be rated at a minimum of A-1+ or P-l and not have a maturity greater than one year. Single issuers may not comprise more than 5% of the Aggregate Portfolio (other than direct obligations of the US Government). Non-mortgage backed securities with floating coupon rates may total no more than 10% of the individual portfolio.

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Money market funds are permitted but allowable funds must seek to maintain a stable net asset value and may only purchase “First Tier” securities. A single fund may not comprise more than 20% of the Aggregate Portfolio.

Repurchase agreements are allowed but must be a) marked to market daily, b) collateralized at 102% by government or agency securities, c) have a maturity of 30 days or less and d) have counterparties that must be rated A-1+ or P-l. Furthermore, only Primary Dealers with the Federal Reserve Bank of New York and top-tier broker-dealers will be acceptable counter-parties. In addition, counter-parties and their aggregate exposure limits must have prior approval by the Management Investment Committee.  The aggregate level of repurchase agreements cannot exceed 5% of the portfolio unless prior approval is established with the CFO.

Reverse repurchase agreement are allowed but can only be entered into with prior approval from the CFO. The reverse repurchase agreement must only be used to provide liquidity to the company and cannot be used to leverage the portfolio.

Derivatives: Options, swaps, futures (other than those previously mentioned), currencies (other than those previously mentioned), and structured notes are not permitted.

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Appendix I

The custom index is comprised of:

50% Lehman MBS Fixed Rate Index

30% Lehman U.S. Credit Index

10% Lehman U.S. Agency Index

5% Lehman ABS Index

5% Lehman CMBS Index

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